Exhibit 21.1

List of Subsidiaries

The following is a list of the Company’s subsidiaries, each of which is a New York corporation:

1.   Gyrodyne Coaxial Helicopter Company, Inc.

2.   Flowerfield Realty, Inc.

3.   Flowerfield Properties, Inc.